Exhibit 10(p)

[TENET HEALTHCARE CORPORATION LETTERHEAD]

January 25, 2013

Gary Ruff

Dear Gary:

This letter will confirm your role transition from the position of Senior Vice President, General Counsel to the position of Senior Vice President, Physician Resources effective January 28, 2013.

As Senior Vice President, Physician Resources you will report to Britt Reynolds and be responsible for all activities associated with Tenet’s physician strategy, physician practice management and physician recruiting. Your annual base pay and annual incentive plan target will remain unchanged with this transition. As discussed, we will recommend to the Compensation Committee of the Board of Directors, a 2013 long-term incentive grant with value of $500,000. In addition, we will recommend a $350,000 career grant that with five year vesting — this is intended to motivate your retention during the building and growth period of our physician resources function. Subsequently, all future grants made under the long-term incentive plan will be based on market data commensurate with your role and performance. For the purposes of compensation, you will be considered a senior operations leader, with internal peers including the regional senior vice presidents and other senior operators and with compensation oversight by the Compensation Committee of the Board of Directors.

This role transition does not constitute “Good Reason” as defined in Article II, Section 2.1 (x) of the Tenet First Amended and Restated Executive Severance Plan (“ESP”). Accordingly, this move is not a basis for a Qualifying Termination as defined in the ESP. However, this does not exempt you from the benefits of the plan if there is a Qualifying Termination for other reasons including a change of control situation.

Your employment with Tenet will continue to be on an at-will basis, which means that either you or the company may terminate the employment relationship.

Please sign below to acknowledge receipt and return a copy to Paul Slavin in Human Resources Department by January 28, 2013. Thank You.

Sincerely,

/s/ Cathy Fraser

Cathy Fraser
Senior Vice President, Human Resources

Cc:	Trevor Fetter, President and CEO
Britt Reynolds, President — Hospital Operations
Paul Slavin, VP Executive and Corporate HR Services

Acknowledged and accepted:

	/s/ Gary Ruff	Date:	1-25-13
Signature